June 27, 1997

Mr. Fredric J. Figge, II
2225 Sharon Lane
Charlotte, North Carolina 28211

In re:   Supplemental Retirement Benefits

Dear Fred:

The purpose of this letter is to confirm our understanding and agreement about the supplemental retirement arrangement provided for you in your July 27, 1987 letter agreement in connection with your retirement from NationsBank effective December 31, 1997.

As you know, the 1987 letter agreement provided you with a "target" annual retirement benefit from all sources (including The NationsBank Pension Plan, the NationsBank Supplemental Retirement Plan, your vested Chase retirement benefits and Social Security) equal to 50% of your final average annual earnings payable as a joint and 50% survivor benefit if you retired at age 62. You would have become eligible for this "age 62" benefit if you had remained with NationsBank until October 1998.

In connection with your retirement, NationsBank has agreed to modify your 1987 letter agreement to provide you with your "age 62" target annual retirement benefit even though you are leaving before October 1998. The amount of your target annual retirement benefit will be $830,000, which has been calculated using your actual compensation from 1994 through 1996 plus (i) your 1997 base salary of $700,000 and an assumed 1997 bonus of $1.2 million and (ii) assumed 1998 salary and bonus through October 31, 1998 that is equal to five-sixths (i.e., 10 months) of your 1997 salary and assumed 1997 bonus. Attached to this letter is a schedule illustrating this calculation. The actual amount of your 1997 bonus will be determined in accordance with the provisions of the NationsBank Executive Incentive Compensation Plan.

This $830,000 target annual retirement benefit will be reduced dollar-for-dollar by (i) your December 31, 1997 annual retirement benefit under The NationsBank Pension Plan and the NationsBank Supplemental Retirement Plan payable as a joint and 50% survivor annuity and reduced for early commencement under the terms and actuarial assumptions of those plans, (ii) your annual retirement benefit you earned at Chase payable as a joint and 50% survivor annuity and reduced for early commencement under the terms and actuarial assumptions of the Chase plan and (iii) your annual Social

Security benefit. We will provide you with calculations of these offset benefits prior to December 31, 1997. The actual timing and form of payment of your benefits from The

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NationsBank Pension Plan, the NationsBank Supplemental Retirement Plan and the
Chase plan will be determined in accordance with the terms and provisions of those plans.

The excess of your target annual retirement benefit after the reductions described above will be payable to you as a monthly benefit beginning in January 1998 and continuing for your life, and if you are survived by your wife, she will receive a survivor benefit equal to 50% of the benefit payable while you are both alive beginning in the month after your death and continuing monthly for the remainder of her life. All payments will be subject to applicable payroll and withholding taxes.

Also, you will be treated as having "retired" for purposes of your outstanding stock option awards from the NationsBank Key Employee Stock Plan. This means that your options will become 100% vested as of December 31, 1997 and that you will have 36 months from that date to exercise those options.

This letter agreement supersedes the provisions of your 1987 letter agreement with respect to your supplemental retirement benefits. This letter agreement is conditioned on your executing the attached Noncompetition Agreement. This letter agreement is also conditioned on its approval by the Compensation and Stock Option Committees of the NationsBank Board of Directors at their next regularly scheduled meetings in December. If you are in agreement with this letter, please sign and date the enclosed copy of this letter and both copies of the Noncompetition Agreement, and return the signed copy of this letter and one copy of the Noncompetition Agreement to me.

Sincerely,

/s/ C. J. Cooley
C. J. Cooley


ACCEPTED AND AGREED TO:


/s/ Fredric J. Figge, II
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Fredric J. Figge, II            Date

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